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                              SPINNAKER INDUSTRIES, INC.

                                     $115,000,000
                        10 3/4% Senior Secured Notes due 2006

                                  PURCHASE AGREEMENT

                                                            October 18, 1996

BT Securities Corporation
Bankers Trust Plaza
130 Liberty Street
New York, New York  10006

Dear Sirs:

         Spinnaker Industries, Inc., a Delaware corporation (the "Company"), and the subsidiary guarantors listed in Schedule 2 attached hereto (the "Guarantors") each hereby confirm its agreement with you (the "Initial Purchaser"), as set forth below.

         1. THE SECURITIES. Subject to the terms and conditions herein contained, the Company proposes to issue and sell to the Initial Purchaser $115,000,000 aggregate principal amount of its 10 3/4% Senior Secured Notes due 2006 (collectively, with the Guarantees defined below, the "Notes"). The Notes will be guaranteed (the "Guarantees") by the Guarantors on a senior basis. The notes are to be issued under an indenture (the "Indenture") to be dated as of October 23, 1996 by and among the Company and the Guarantors and The Chase Manhattan Bank, as trustee (the "Trustee").

         The Notes will be offered and sold to the Initial Purchaser without being registered under the Securities Act

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of 1933, as amended (the "Act"), in reliance on exemptions therefrom.

         In connection with the sale of the Notes, the Company has prepared a preliminary offering memorandum dated September 27, 1996 (the "Preliminary Memorandum") and will prepare a final offering memorandum dated October 21, 1996 (the "Final Memorandum"; the Preliminary Memorandum and the Final Memorandum each herein being referred to as a "Memorandum") setting forth or including a description of the terms of the Notes, the terms of the offering of the Notes, a description of the Company and the Guarantors and any material developments relating to the Company and the Guarantors occurring after the date of the most recent historical financial statements included therein.

         The Initial Purchaser of the Notes and its direct and indirect transferees will be entitled to the benefits of the Registration Rights Agreement, substantially in the form attached hereto as Exhibit A (the "Registration Rights Agreement"), pursuant to which the Company and the Guarant-ors have agreed, among other things, to file a registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") registering the Notes or the Exchange Notes (as defined in the Registration Rights Agreement) under the Act.

         2. REPRESENTATIONS AND WARRANTIES. The Company and the Guarantors, jointly and severally, represent and warrant to, and agree with the Initial Purchaser that:

         (a) Neither the Preliminary Memorandum as of the date thereof nor the Final Memorandum nor any amendment or supplement thereto as of the date thereof and at all times subsequent thereto up to the Closing Date (as defined in Section 3 below) contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except

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    that the representations and warranties set forth in this Section 2(a)
    do not apply to statements or omissions made in reliance upon and in conformity with information relating to the Initial Purchaser furnished to the Company in writing by the Initial Purchaser expressly for use in the Preliminary Memorandum, the Final Memorandum or any amendment or supplement thereto.

         (b) As of the Closing Date, the Company will have the capitalization set forth in the Final Memorandum; the Guarantors constitute all of the subsidiaries of the Company; the Company will own one hundred percent of the issued and outstanding stock of each Guarantor; all of the outstanding shares of capital stock of the Company and the Guarantors have been, and as of the Closing Date will be, duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights; except for the pledge by the Company of capital stock of each Guarantor pursuant to the Indenture, all of the outstanding shares of capital stock of each of the Guarantors will be free and clear of all liens, encumbrances, equities and claims or restrictions on transferability (other than those imposed by the Act and the securities or "Blue Sky" laws of certain jurisdictions) or voting; except as set forth in the Final Memorandum, there are no (i) options, warrants or other rights to purchase from the Company or the Guarantors, (ii) agreements or other obligations of the Company or the Guarantors to issue or (iii) other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or ownership interests in the Company or any of the Guarantors outstanding. Except for the Guarantors or as disclosed in the Final Memorandum, the Company does not own, directly or indirectly, any material amount of capital stock or any other equity or long-term debt securities or have any equity

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    interest in any firm, partnership, joint venture or other entity.

         (c) Each of the Company and the Guarantors has been duly incorporated, is validly existing and is in good standing as a corporation under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to own its properties and conduct its business as now conducted, and as described in the Final Memorandum; each of the Company and the Guarantors is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the general affairs, management, business, condition (financial or otherwise), prospects or results of operations of the Company and the Guarantors, taken as a whole (any such event, a "Material Adverse Effect").

         (d) Each of the Company and the Guarantors has all requisite corporate power and authority to execute, deliver and perform each of its obligations under the Notes, the Exchange Notes, including the Guarantees, (the Exchange Notes and the Guarantees are collectively referred to herein as the "Exchange Securities") and the Private Exchange Notes (as defined in the Registration Rights Agreement), (the Private Exchange Notes and the Guarantees are collectively referred to herein as the "Private Exchange Securities"). The Notes, the Exchange Securities and the Private Exchange Securities have each been duly and validly authorized by each of the Company and the Guarantors and, when executed by each of the Company and the Guarantors and authenticated by the Trustee in accordance with the provisions of the Indenture and, in the case of the Notes, when

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    delivered to and paid for by the Initial Purchaser in accordance with the terms of this Agreement, will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of the Company and each of the Guarantors, entitled to the benefits of the Indenture and enforceable against the Company and each of the Guarantors in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

         (e) Each of the Company and the Guarantors has all requisite corporate power and authority to execute, deliver and perform its obliga-tions under the Indenture. The Indenture meets the requirements for qualification under the Trust Indenture Act of 1939, as amended (the "TIA"). The Indenture has been duly and validly authorized by the Company and each of the Guarantors and, when executed and delivered by the Company (assuming the due authorization, execution and delivery by the Trustee), will constitute a valid and legally binding agreement of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

         (f) Each of the Company and the Guarantors has all requisite corporate power and authority to execute, deliver and perform its obligations under the Registration Rights Agreement. The Registration

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    Rights Agreement has been duly and validly authorized by the Company and each of the Guarantors and, when executed and delivered by the Company and each of the Guarantors, will constitute a valid and legally binding agreement of the Company and each of the Guarantors enforceable against the Company and each of the Guarantors in accordance with its terms, except that (A) the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought and (B) any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

         (g) Each of the Company and the Guarantors has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Company and each of the Guarantors.

         (h) No consent, approval, authorization or order of any court or governmental agency or body, or third party is required for the performance of this Agreement by the Company or any of the Guarantors or the consummation by the Company or any of the Guarantors of the transactions contemplated hereby that are to be completed on or before the Closing Date, except such as have been obtained and such as may be required under state securities or "Blue Sky" laws in connection with the purchase and resale of the Notes by the Initial Purchaser. None of the Company or the Guarantors is (i) in violation of its certificate of incorporation or bylaws (or similar organizational document), (ii) in breach or violation of any statute,

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    judgment, decree, order, rule or regulation applicable to any of them or any of their respective properties or assets, except for any such breach or violation which would not, individually or in the aggregate, have a Material Adverse Effect, or (iii) in breach of or in default under (nor has any event occurred which, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which any of them is a party or to which any of them or their respective properties or assets is subject (collectively, "Contracts").

         (i) The execution, delivery and performance by the Company and the Guarantors of this Agreement, the Indenture, the Guarantees and the Registration Rights Agreement and the consummation by the Company and each of the Guarantors of the transactions contemplated hereby and thereby, and the fulfillment of the terms hereof and thereof, and the retention by the Company of BT Securities Corporation ("BTSC") pursuant to those certain letter agreements (including the engagement and indemnity letter agreements) dated as of April 3, 1996 (collectively, the "BTSC Engagement Letter") and BTSC's acting as contemplated hereby and thereby, will not conflict with or constitute or result in a breach of or a default under (or an event which with notice or passage of time or both would constitute a default under) or violation of any of (i) the terms or provisions of any Contract, (ii) the certificate of incorporation or by-laws (or similar organizational document) of the Company or any of the Guarantors, or (iii) (assuming compliance with all applicable state securities or "Blue Sky" laws and assuming the accuracy of the representations and warranties of the Initial Purchaser in Section 8

                                       -7-
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    hereof) any statute, judgment, decree, order, rule or regulation applicable to the Company or any of the Guarantors or any of their respective properties or assets.

         (j) The audited consolidated financial statements of the Company and the Guarantors included in the Final Memorandum present fairly in all material respects the financial position, results of operations and cash flows of the Company and the Guarantors at the dates and for the periods to which they relate and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise stated therein. The summary and selected financial and statistical data in the Final Memorandum present fairly in all material respects the information shown therein and have been prepared and compiled on a basis consistent with the audited financial statements included therein, except as otherwise stated therein. Ernst & Young LLP and Deloitte & Touche LLP (the "Independent Accountants") are each an independent public accounting firm within the meaning of the Act and the rules and regulations promulgated thereunder.

         (k) The pro forma financial statements (including the notes thereto) and the other pro forma financial information included in the Final Memorandum (i) comply (except as expressly noted in footnote 12 to the Notes to the Unaudited Pro Forma Statement of operations with respect to Adjusted EBITDA) as to form in all material respects with the applicable requirements of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) have been prepared in accordance with the Commission's rules and guidelines with respect to pro forma financial statements (except as expressly noted in footnote 12 to the Notes to the Unaudited Pro Forma Statement of operations with

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    respect to Adjusted EBITDA), and (iii) have been properly computed on the bases described therein; the assumptions used in the preparation of the pro forma financial data and other pro forma financial information included in the Final Memorandum are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein. The supplemental combined adjusted historical data included in the Final Memorandum have been correctly computed on the basis described therein; the assumptions used in the preparation of the supplemental combined adjusted historical data included in the Final Memorandum are reasonable and the adjustments used give effect to the transactions or circumstances referred to therein.

         (l) There is not pending or, to the knowledge of the Company or the Guarantors, threatened any action, suit, proceeding, inquiry or investigation to which the Company or any of the Guarantors is a party, or to which the property or assets of the Company or any of the Guarantors are subject, before or brought by any court, arbitrator or governmental agency or body which, if determined adversely to the Company or any of the Guarantors would, individually or in the aggregate, have a Material Adverse Effect or which seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Notes to be sold hereunder or the consummation of the other transactions described in the Final Memorandum.

         (m) Each of the Company and the Guarantors owns or possesses adequate licenses or other rights to use all material patents, trademarks, service marks, trade names, copyrights and know-how necessary to conduct the businesses now or proposed to be operated by it as described in the Final Memorandum, and none of the Company or the Guarantors has received any notice of infringement of or conflict with (or knows of any such infringement of or conflict with) asserted rights of others with respect to any patents, trademarks, service marks, trade names, copyrights or know-how which, if such assertion of infringement or conflict were sustained, would, individually or in the aggregate, have a Material Adverse Effect.

         (n) Each of the Company and the Guarantors possesses all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, presently required or necessary to own or lease, as the case may be, and to operate its respective properties and to carry on its respective businesses as now or proposed to be conducted as set forth in the Final Memorandum (collectively, the "Permits"), except where the failure to obtain such Permits would not, individually or in the aggregate, have a Material Adverse Effect; each of the Company and the Guarantors has fulfilled and performed all of its obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permit; and none of the Company or the Guarantors has received any notice of any proceeding relating to revocation or modification of any such Permit, except as described in the Final Memorandum and except where such revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

         (o) Since the date of the most recent financial statements appearing in the Final Memorandum, except as described therein, (i) none of the Company or the Guarantors has incurred any liabilities or


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



    obligations, direct or contingent, or entered into or agreed to enter into any transactions or contracts (written or oral) not in the ordinary course of business which liabilities, obligations, transactions or contracts would, individually or in the aggregate, be material to the general affairs, management, business, condition (financial or otherwise), prospects or results of operations of the Company and the Guarantors, taken as a whole (a "Material Change"),
    (ii) none of the Company or the Guarantors has purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock and (iii) other than as described in any Memorandum, there shall not have been any change in the capital stock or long-term indebtedness of the Company or the Guarantors which would, individually or in the aggregate, constitute a Material Change.

         (p) Each of the Company and the Guarantors has filed all necessary federal, state, local and foreign income and franchise tax returns, and has paid all taxes shown as due thereon; and other than tax deficiencies which the Company or any Guarantors is contesting in good faith and for which the Company or such Guarantors has provided adequate reserves, there is no tax deficiency that has been asserted against the Company or any of the Guarantors.

         (q) The statistical and market-related data included in the Final Memorandum are based on or derived from sources which the Company and the Guarantors believe to be reliable and accurate.

         (r) None of the Company, the Guarantors or any agent acting on their behalf has taken or will take any action that might cause this Agreement or the sale of the Notes to violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, in


                                      -11-

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    each case as in effect, or as the same may hereafter be in effect, on the
    Closing Date.

         (s) Each of the Company and the Guarantors has good and marketable title to all real property and good title to all personal property described in the Final Memorandum as being owned by it and good and marketable title to a leasehold estate in the real and personal property described in the Final Memorandum as being leased by it free and clear of all liens, charges, encumbrances or restrictions, except as described in the Final Memorandum or to the extent the failure to have such title or the existence of such liens, charges, encumbrances or restrictions would not, individually or in the aggregate, have a Material Adverse Effect. All leases, contracts and agreements to which the Company or any of the Guarantors is a party or by which any of them is bound are valid and enforceable against the Company or such Guarantor, and are valid and enforceable against the other party or parties thereto and are in full force and effect with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

         (t) There are no legal or governmental proceedings involving or affecting the Company or any Guarantor or any of their respective properties or assets which would be required to be described in a prospectus pursuant to the Securities Act that are not described in the Final Memorandum, nor are there any material contracts or other documents which would be required to be described in a prospectus pursuant to the Securities Act that are not described in the Final Memorandum.

         (u) Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect (A) each of the Company and the Guarantors is in compliance with and not subject to


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    liability under applicable Environmental Laws, (B) each of the Company and the Guarantors has made all filings and provided all notices required under any applicable Environmental Law, and has and is in compliance with all Permits required under any applicable Environmental Laws and each of them is in full force and effect, (C) there is no civil, criminal or administra-tive action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of the Company or any of the Guarantors, threatened against the Company or any of the Guarantors under any Environmental Law, (D) no lien, charge, encumbrance or restriction has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated, leased or controlled by the Company or any of the Guarantors, (E) none of the Company or the Guarantors has received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or any comparable state law,
    (F) no property or facility of the Company or any of the Guarantors is (i) listed or proposed for listing on the National Priorities List under CERCLA or is (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any state or local govern-mental authority.

         For purposes of this Agreement, "Environmental Laws" means the common law and all applicable federal, state and local laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to pollution or protection of public or employee health and safety or the environment, including, without limitation, law relating to (i) emissions, discharges, releases or

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    threatened releases of hazardous materials, into the environment
    (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of hazardous materials, and (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.

         (v) There is no strike, labor dispute, slowdown or work stoppage with the employees of the Company or any of the Guarantors which is pending or, to the knowledge of the Company or any of the Guarantors, threatened.

         (w) Each of the Company and the Guarantors carries insurance in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties.

         (x) None of the Company or the Guarantors has any material liability for any prohibited transaction (within the meaning of Section 4975(c) of the Code or Part 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (or an accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA) or any complete or partial withdrawal liability (within the meaning of Section 4201 of ERISA) with respect to any pension, profit sharing or other plan which is subject to ERISA, to which the Company or any of the Guarantors makes or ever has made a contribution and in which any employee of the Company or of any Guarantor is or has ever been a participant. The foregoing sentence shall not apply with respect to liabilities which arise out of the Company's or the Guarantors' obligations to contribute to such plans prior to the acquisition of Brown Bridge and Central

    Products as described in the Final Memorandum or which arise out of the Company's or the Guarantor's prior affiliation (within the meaning of Code
    Section 414(b), (c) or (m)) with the Kimberly Clark Corporation or the Alco Standard Corporation. With respect to such plans, the Company and each Guarantor is in compliance in all material respects with all applicable provisions of ERISA.

         (y) Each of the Company and the Guarantors (i) makes and keeps accurate books and records and (ii) maintains internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management's authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management's authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals.

         (z) None of the Company or the Guarantors will be an "investment company" or "promoter" or "principal underwriter" for an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

         (aa) The Notes, the Exchange Securities, the Indenture and the Registration Rights Agreement will conform in all material respects to the descriptions thereof in the Final Memorandum.

         (bb) Other than as set forth in the Final Memorandum, no holder of securities of the Company or any Guarantor will be entitled to have such securities registered under the registration statements required to be filed by the Company pursuant to the

    Registration Rights Agreement other than as expressly permitted thereby.

         (cc) Immediately after the consummation of the transactions contemplated by this Agreement, the fair value and present fair saleable value of the assets of each of the Company and the Guarantors (each on a consolidated basis) will exceed the sum of its stated liabilities and identified contingent liabilities; none of the Company or the Guarantors (each on a consolidated basis) is, nor will any of the Company or the Guarantors (each on a consolidated basis) be, after giving effect to the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, (a) left with unreasonably small capital with which to carry on its business as it is currently or proposed to be conducted, (b) unable to pay its debts (contingent or otherwise) as they mature or otherwise become due or (c) otherwise insolvent.

         (dd) None of the Company, the Guarantors or any of their respective Affiliates (as defined in Rule 501(b) of Regulation D under the Act) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any "security" (as defined in the Act) which is or could be integrated with the sale of the Notes in a manner that would require the registration under the Act of the Notes or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Notes or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

         (ee) Assuming the accuracy of the representations and warranties of the Initial Purchaser in Section 8 hereof, it is not necessary in connection with the offer, sale and delivery of the Notes to the Initial
    Purchaser in the manner contemplated by this Agreement to register any of the Notes under the Act or to qualify the Indenture under the TIA.

         (ff) No securities of the Company or any Guarantor are of the same class (within the meaning of Rule 144A as promulgated under the Act ("Rule 144A")) as the Notes and listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated inter-dealer quotation system.

         (gg) None of the Company or the Guarantors has taken, nor will any of them take, directly or indirectly, any action designed to, or that might be reasonably expected to, cause or result in stabilization or manipulation of the price of the Notes.

         (hh) None of the Company or the Guarantors, or any person acting on any of their behalf (other than the Initial Purchaser) has engaged in any directed selling efforts (as that term is defined in Regulation S under the Act ("Regulation S")) with respect to the Securities; the Issuers and their respective Affiliates and any person acting on any of their behalf (other than the Initial Purchaser or any Affiliate of the Initial Purchaser) have complied with the offering restrictions requirement of Regulation S.

         (ii) None of the Company or the Guarantors has engaged or retained any person, other than BTSC as the Initial Purchaser, to act as a financial advisor, underwriter or placement agent in connection with the issuance of the Notes and, except for the fees and expenses payable in connection with the issuance of the Notes as described in the Final Memorandum, no person has the right to receive a material amount of financial advisory, underwriting, placement, finder's or similar fees in connection with, or as a result of, the issuance of the Notes and the purchase of the Notes by the Initial Purchaser or the consummation of the other transactions contemplated hereby.

         Any certificate signed by any officer of the Company or any Guarantor and delivered to the Initial Purchaser or to counsel for the Initial Purchaser shall be deemed a joint and several representation and warranty by the Company and each of the Guarantors to the Initial Purchaser as to the matters covered thereby.

         3. PURCHASE, SALE AND DELIVERY OF THE NOTES. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Company the principal amount of Notes set forth opposite its name on SCHEDULE 1 hereto at 100% of their principal amount. One or more certificates in definitive form for the Notes that the Initial Purchaser has agreed to purchase hereunder, and in such denomination or denominations and registered in such name or names as the Initial Purchaser requests upon notice to the Company at least 36 hours prior to the Closing Date, shall be delivered by or on behalf of the Company to the Initial Purchaser, against payment by or on behalf of the Initial Purchaser of the purchase price therefor by wire transfer (same day funds), net of the overnight cost of such funds, to such account or accounts as the Company shall specify prior to the Closing Date, or by such means as the parties hereto shall agree prior to the Closing Date. Such delivery of and payment for the Notes shall be made at the offices of White & Case, 1155 Avenue of the Americas, New York, New York at 10:00 A.M., New York time, on October 23, 1996, or at such other place, time or date as the Initial Purchaser, on the one hand, and the Company, on the other hand, may agree upon, such time and date of delivery against payment being herein referred to as the "Closing Date." The Company will make such certificate or certificates for the Notes available for inspection and packaging by the Initial Purchaser at the offices of the Initial Purchaser in New York, New York, or at such other place as the Initial Purchaser may designate, at least 24 hours prior to the Closing Date.

         4. OFFERING BY THE INITIAL PURCHASER. The Initial Purchaser proposes to make an offering of the Notes at the price and upon the terms set forth in the Final Memorandum, as soon as practicable after this Agreement is entered into and as in the judgment of the Initial Purchaser is advisable.

         5. COVENANTS OF THE COMPANY AND THE GUARANTORS. Each of the Company and the Guarantors, jointly and severally, covenants and agrees with the Initial Purchaser that:

         (a) The Company and the Guarantors will not amend or supplement the Final Memorandum or any amendment or supplement thereto of which the Initial Purchaser shall not previously have been advised and furnished a copy for a reasonable period of time prior to the proposed amendment or supplement and as to which the Initial Purchaser shall not have consented. The Company and the Guarantors will promptly, upon the reasonable request of the Initial Purchaser or counsel for the Initial Purchaser, make any amendments or supplements to the Preliminary Memorandum or the Final Memorandum that may be necessary or advisable in connection with the resale of the Notes by the Initial Purchaser.

         (b) The Company and the Guarantors will cooperate with the Initial Purchaser in arranging for the qualification of the Notes for offering and sale under the securities or "Blue Sky" laws of which jurisdictions as the Initial Purchaser may designate and will continue such qualifications in effect for as long as may be necessary to complete the resale of the Notes; PROVIDED, HOWEVER, that in connection therewith, none of the Company or any Guarantor shall be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or subject itself to taxation in excess of a nominal dollar amount in any such jurisdiction where it is not then so subject.

         (c) If, at any time prior to the completion of the distribution by the Initial Purchaser of the Notes or the Private Exchange Securities, any event occurs or information becomes known as a result of which the Final Memorandum as then amended or supplemented would include any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if for any other reason it is necessary at any time to amend or supplement the Final Memorandum to comply with applicable law, the Company and the Guarantors will promptly notify the Initial Purchaser thereof and will prepare, at the expense of the Company and the Guarantors, an amendment or supplement to the Final Memorandum that corrects such statement or omission or effects such compliance.

         (d) The Company and the Guarantors will, without charge, provide to the Initial Purchaser and to counsel for the Initial Purchaser as many copies of the Preliminary Memorandum and the Final Memorandum or any amendment or supplement thereto as the Initial Purchaser may reasonably request.

         (e) The Company will apply the net proceeds from the sale of the Notes as set forth under "Use of Proceeds" in the Final Memorandum.

         (f) From the Closing Date until the date that no Notes are outstanding under the Indenture, the Company and the Guarantors will furnish to the Initial Purchaser copies of all reports and other communications (financial or otherwise) furnished by the Company or the Guarantors to the Trustee, or the holders of the Notes and, as soon as available, copies of any reports or financial statements furnished to or filed by the Company or the Guarantors with the Commission or any national securities exchange on which any class of securities of the Company or the Guarantors may be listed.

         (g) Prior to the Closing Date, the Company and the Guarantors will furnish to the Initial Purchaser, as soon as they have been prepared, a copy of any unaudited interim financial statements of the Company and the Guarantors for any period subsequent to the period covered by the most recent financial statements appearing in the Final Memorandum.

         (h) None of the Company, the Guarantors or any of their Affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any "security" (as defined in the Act) which could be integrated with the sale of the Notes in a manner which would require the registration under the Act of the Notes.

         (i) None of the Company or the Guarantors will engage in any form of "general solicitation" or "general advertising" (as those terms are used in Regulation D under the Act) in connection with the offering of the Notes or in any manner involving a public offering of the Notes within the meaning of Section 4(2) of the Act.

         (j) For so long as any of the Notes remain outstanding, the Company and the Guarantors will make available, upon request, to any seller of such Notes the information specified in Rule 144A(d)(4) under the Act, unless the Company and the Guarantors are then subject to Section 13 or 15(d) of the Exchange Act.

         (k) Each of the Company and the Guarantors will use its best efforts to (i) permit the Notes to be designated PORTAL securities in accordance with the rules and regulations adopted by the NASD relating to trading in the Private Offerings, Resales and Trading through Automated Linkages market (the "Portal Market") and (ii) permit the Notes to be eligible for clearance and settlement through The Depository Trust Company.

         6. EXPENSES. The Company and the Guarantors agree, jointly and severally, to pay all costs and expenses incident to the performance of their obligations under this Agreement, whether or not the transactions contemplated herein are consummated or this Agreement is terminated pursuant to Section 11 hereof, including all costs and expenses incident to (i) the printing, word processing or other production of documents with respect to the transactions contemplated hereby, including any costs of printing the Preliminary Memorandum and the Final Memorandum and any amendment or supplement thereto, and any "Blue Sky" memoranda, (ii) all arrangements relating to the delivery to the Initial Purchaser of copies of the foregoing documents, (iii) the fees and disbursements of counsel, accountants and any other experts or advisors retained by the Company and the Guarantors, (iv) preparation (including printing), issuance and delivery to the Initial Purchaser of the Notes, (v) the qualification of the Notes under state securities and "Blue Sky" laws, including filing fees and fees and disbursements of counsel for the Initial Purchaser relating thereto, (vi) expenses in connection with any meetings with prospective investors in the Notes, (vii) fees and expenses of the Trustee including fees and expenses of counsel, (viii) all expenses and listing fees incurred in connection with the application for quotation of the Notes on the PORTAL Market, (ix) any fees charged by investment rating agencies for the rating of the Notes and (x) 50% of the reasonable fees, disbursements and charges of White & Case, counsel for the Initial Purchaser (exclusive of that portion of the fees, disbursements and charges of White & Case payable pursuant to the preceding clause (v)), and 100% of all other reasonable out-of-pocket expenses of the Initial Purchaser (including, without limitation, all road show expenses) incurred by the Initial Purchaser of any of its affiliates in connection with, or arising out of, the offering and sale of the Notes. If the sale of the Notes provided for herein is not consummated because any condition to the obligations of the Initial Purchaser set forth in Section 7 hereof is not satisfied, because this Agreement is terminated or because of any failure, refusal or inability on the part of the Company or the Guarantors to perform all obligations and satisfy all conditions on their part to be performed or satisfied hereunder (other than solely by reason of a default by the Initial Purchaser of their obligations hereunder after all conditions hereunder have been satisfied in accordance herewith), the Company and the Guarantors jointly and severally agree to promptly reimburse the Initial Purchaser upon demand for all out-of-pocket expenses (including all fees, disbursements and charges of White & Case, counsel for the Initial Purchaser) that shall have been incurred by the Initial Purchaser in connection with the proposed purchase and sale of the Notes.

         7. CONDITIONS OF THE INITIAL PURCHASER'S OBLIGATIONS. The obligation of the Initial Purchaser to purchase and pay for the Notes shall, in its sole discretion, be subject to the satisfaction or waiver of the following condition on or prior to the Closing Date:

         (a) On the Closing Date, the Initial Purchaser shall have received the opinion, dated as of the

    Closing Date and addressed to the Initial Purchaser, of Crouch & Hallett, counsel for the Company and the Guarantors, in form and substance satisfactory to counsel for the Initial Purchaser, to the effect that:

               (i) Each of the Company and the Guarantors is duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Final Memorandum. Each of the Company and the Guarantors is duly qualified as a foreign corporation and is in good standing in the jurisdictions set forth below such Guarantor's name on Schedule A attached to such opinion.

              (ii) The Company has the capitalization set forth in the Final Memorandum; all of the outstanding shares of capital stock of the Company and the Guarantors have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights; the Company owns one hundred percent of the issued and outstanding capital stock of each Guarantor; except for the pledge by the Company of capital stock of each Guarantor pursuant to the Indenture and except as otherwise set forth in the Final Memorandum, all of the outstanding shares of capital stock of the Guarantors are owned, directly or indirectly, by the Company, free and clear of all security interests perfected, or otherwise, and, to the knowledge of such counsel, free and clear of all other liens, encumbrances, equities and claims or restrictions on transferability or voting.

             (iii) Except as set forth in the Final Memorandum, (A) no options, warrants or other rights to purchase from the Company or any Guarantor shares of capital stock or ownership interests in the Company or any Guarantor are outstanding, (B) no agreements or other obligations of the Company or any Guarantor to issue, or other rights to cause the Company or any Guarantor to convert, any obligation into, or exchange any securities for, shares of capital stock or ownership interests in the Company or any Guarantor are outstanding and (C) no holder of securities of the Company or any Guarantor is entitled to have such securities registered under a registration statement filed by the Company and the Guarantors pursuant to the Registration Rights Agreement.

              (iv) Each of the Company and the Guarantors has all requisite corporate power and authority to execute, deliver and perform its respective obligations under the Indenture, the Notes, the Exchange Securities and the Private Exchange Securities; the Indenture is in sufficient form for qualification under the TIA; the Indenture has been duly and validly authorized by the Company and the Guarantors and, when duly executed and delivered by the Company and each of the Guarantors (assuming the due authorization, execution and delivery thereof by the Trustee), will constitute the valid and legally binding agreement of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

               (v) The Global Note (as such term is defined in the Indenture) is in the form contemplated by the Indenture. The Global Note has been duly and validly authorized by the Company and each of the Guarantors and when duly executed and delivered by the Company and each of the Guarantors and paid for by the Initial Purchaser in accordance with the terms of this Agreement (assuming the due authorization, execution and delivery of the Indenture by the Trustee and due authentication and delivery of the Notes by the Trustee in accordance with the Indenture), will constitute the valid and legally binding obligations of the Company and each of the Guarantors, entitled to the benefits of the Indenture, and enforceable against the Company and each of the Guarantors in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

              (vi) The Exchange Securities and the Private Exchange Securities have been duly and validly authorized by the Company and each of the Guarantors, and when the Exchange Securities and the Private Exchange Securities have been duly executed and delivered by the Company and each of the Guarantors in accordance with the terms of the Registration Rights Agreement and the Indenture (assuming the due authorization, execution and delivery of the Indenture by the Trustee and due authentication and delivery of the Exchange Securities and the Private Exchange Securities by the Trustee in accordance with the Indenture), will constitute the valid and legally binding obligations of the Company and each of the Guarantors, entitled to the benefits of the Indenture, and enforceable against the Company and each of the Guarantors in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

             (vii) Each of the Company and the Guarantors have all requisite corporate power and authority to execute, deliver and perform their obligations under the Registration Rights Agreement; the Registration Rights Agreement has been duly and validly authorized by the Company and each of the Guarantors and, when duly executed and delivered by the Company and each of the Guarantors (assuming due authorization, execution and delivery thereof by the Initial Purchaser), will constitute the valid and legally binding agreement of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with their terms, except that (A) the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought and (B) any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

            (viii) Each of the Company and the Guarantors has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; this Agreement and the consummation by the Company and the Guarantors of the transactions contemplated hereby have been duly and validly authorized by the Company and the Guarantors. This Agreement has been duly executed and delivered by each of the Company and the Guarantors.

              (ix) The Indenture, the Notes, the Exchange Securities and the Registration Rights Agreement conform in all material respects to the descriptions thereof contained in the Final Memorandum.

               (x) No legal or governmental proceedings are pending or, to the knowledge of such counsel, threatened to which any of the Company or the Guarantors is a party or to which the property or assets of the Company or any Guarantor is subject which, if determined adversely to the Company or the Guarantors, would result, individually or in the aggregate, in a Material Adverse Effect, or which seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Notes to be sold hereunder or the consummation of the other transactions described in the Final Memorandum under the caption "Use of Proceeds."

              (xi) None of the Company or the Guarantors is (i) in violation of its certificate of incorporation or bylaws (or similar organizational document) or (ii) to the knowledge of such counsel, in breach or violation of any judgment, decree or order applicable to any of them or any of their respective properties or assets.

             (xii) The execution and delivery of this Agreement, the Indenture, the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance and sale of the Notes to the Initial Purchaser) and the retention by the Company of BTSC pursuant to the BTSC Engagement Letter and BTSC's acting as contemplated hereby and thereby, will not conflict with or constitute or result in a breach or a default under (or an event which with notice or passage of time or both would constitute a default under) or violation of any of (i) the terms or provisions of any Contract known to such counsel (which Contracts are listed on Schedule B attached to such opinion), (ii) the certificate of incorporation or bylaws (or similar organizational document) of the Company or any of the Guarantors, or (iii) (assuming compliance with all applicable state securities or "Blue Sky" laws and assuming the accuracy of the representations and warranties of the Initial Purchaser in Section 8 hereof) any statute, judgment, decree, order, rule or regulation which, in such counsel's experience, is normally applicable both to general business corporations which are not engaged in regulated business activities and to transactions of the type contemplated by the Final Memorandum (but without our having made any special investigation as to other laws).

            (xiii) To the knowledge of such counsel, no consent, approval, authorization or order of any governmental authority is required for the issuance and sale by the Company of the Notes to the Initial Purchaser or the other transactions contemplated hereby, except such as may be required under Blue Sky laws, as to which such counsel need express no opinion, and those which have previously been obtained.

             (xiv) To the best of such counsel's knowledge, there are no legal or governmental proceedings involving or affecting the Company or the Guarantors or any of their respective properties or assets which would be required to be described in a prospectus pursuant to the Act that are not described in the Final Memorandum nor are there any material contracts or other documents which would be required to be described in a prospectus pursuant to the Act that are not described in the Final Memorandum.

              (xv) None of the Company or the Guarantors is, or immediately after the sale of the Notes to be sold hereunder and the application of the proceeds from such sale (as described in the Final Memorandum under the caption "Use of Proceeds") will be, an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

             (xvi) No registration under the Act of the Notes is required in connection with the sale of the Notes to the Initial Purchaser as contemplated by this Agreement and the Final Memorandum or in connection with the initial resale of the Notes by the Initial
        Purchaser in accordance with Section 8 of this Agreement, and prior to the commencement of the Exchange Offer (as defined in the Registration Rights Agreement) or the effectiveness of the Shelf Registration Statement (as defined in the Registration Rights Agreement), the Indenture is not required to be qualified under the TIA, in each case assuming (i) that the purchasers who buy such Notes in the initial resale thereof are qualified institutional buyers as defined in Rule 144A promulgated under the Act ("QIBs") or accredited investors as defined in Rule 501(a) (1), (2),
        (3) or (7) promulgated under the Act ("Accredited Investors"), (ii) the accuracy of the Initial Purchaser's representations in Section 8 hereof and those of the Company and the Guarantors contained in this Agreement regarding the absence of a general solicitation in connection with the sale of such Notes to the Initial Purchaser and the initial resale thereof and (iii) the due performance by the Initial Purchaser of the agreements set forth in Section 8 hereof.

            (xvii) Neither the consummation of the transactions contemplated by this Agreement nor the sale, issuance, execution or delivery of the Notes will violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

          (xviii) To the knowledge of such counsel, none of the Company or the Guarantors has engaged or retained any person, other than BTSC as the Initial Purchaser, to act as a financial advisor, underwriter or placement agent in connection with the issuance of the Notes and, except for the fees and expenses payable in connection with the issuance of the Notes as described in the Final Memorandum no person has the right to receive a material amount of financial advisory, underwriting, placement, finder's or similar fees in connection with, or as a result of, the issuance of the Notes and the purchase of the Notes by the Initial Purchaser or the consummation of the other transactions contemplated hereby.

        At the time the foregoing opinion is delivered, Crouch & Hallett shall additionally state that it has participated in conferences with officers and other representatives of the Company and the Guarantors, representatives of the independent public accountants for the Company and Guarantors, representatives of the Initial Purchaser and counsel for the Initial Purchaser, at which conferences the contents of the Final Memorandum and related matters were discussed, and, although it has not independently verified and is not passing upon and assumes no responsibility for the accuracy, completeness or fairness of the statements contained in the Final Memorandum, no facts have come to its attention which lead it to believe that the Final Memorandum, on the date thereof or at the Closing Date, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading (it being understood that such firm need express no opinion with respect to the financial statements and related notes thereto and the other financial, statistical and accounting data included in the Final Memorandum). In rendering such opinion, Crouch & Hallett LLP shall have received and may rely upon such certificates and other documents and information as it may reasonably request to pass on such matters. The opinion of Crouch & Hallett described in this Section shall be rendered to the Initial Purchaser at the request of the Company and the Guarantors and shall so state therein.

        References to the Final Memorandum in this subsection (a) shall include any amendment or supplement thereto prepared in accordance with the provisions of this Agreement at the Closing Date.

        (b) On the Closing Date, the Initial Purchaser shall have received the opinion, in form and substance satisfactory to the Initial Purchaser, dated as of the Closing Date and addressed to the Initial Purchaser, of White & Case, counsel for the Initial Purchaser, with respect to certain legal matters relating to this Agreement and such other related matters as the Initial Purchaser may reasonably require. In rendering such opinion, White & Case shall have received and may rely upon such certificates and other documents and information as it may reasonably request to pass upon such matters.

        (c) The Initial Purchaser shall have received from the Independent Accountants comfort letters dated the date hereof and the Closing Date, in form and substance satisfactory to counsel for the Initial Purchaser.

        (d) The representations and warranties of the Company and the Guarantors contained in this Agreement shall be true and correct on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date; the statements of the Company's and the Guarantors' officers made pursuant to any certificate delivered in accordance with the provisions hereof shall be true and correct on and as of the date made and on and as of the Closing Date; the Company and the Guarantors shall have performed all covenants and agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date; and, except as described in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), subsequent to the date of the most recent financial statements in such Final Memorandum, there shall have been no event or development that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

        (e) The sale of the Notes hereunder shall not be enjoined (temporarily or permanently) on the Closing Date.

        (f) Subsequent to the date of the most recent financial statements in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), the conduct of the business and operations of the Company or any of the Guarantors shall not have been interfered with by strike, fire, flood, hurricane, accident or other calamity (whether or not insured) or by any court or governmental action, order or decree, and, except as otherwise stated therein, the properties of the Company or any of the Guarantors shall not have sustained any loss or damage (whether or not insured) as a result of any such occurrence, except any such interference, loss or damage which would not, individually or in the aggregate, have a Material Adverse Effect.

        (g) The Initial Purchaser shall have received certificates of the Company and each of the Guarantors, dated the Closing Date, signed by their respective Chairman of the Board, President or any Senior Vice President and the Chief Financial Officer, to the effect that:

             (i) The representations and warranties of the Company and each of the Guarantors contained in this Agreement are true and correct as of the date hereof and as of the Closing Date, and the Company and each of the Guarantors have performed all covenants and agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date;

          (ii) At the Closing Date, since the date hereof or since the date of the most recent financial statements in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), no event or events have occurred, no information has become known nor does any condition exist that, individually or in the aggregate, would have a Material Adverse Effect;

         (iii) The sale of the Notes hereunder has not been enjoined (temporarily or permanently); and

           (iv) such other information as the Initial Purchaser may reasonably request.

        (h) On the Closing Date, the Initial Purchaser shall have received the Registration Rights Agreement executed by the Company and the Guarantors and such agreement shall be in full force and effect at all times from and after the Closing Date.

        (i) On or before the Closing Date, the Brown-Bridge Merger shall have been consummated as described in the Final Memorandum and such merger shall be approved by the Secretary of State of the State of Delaware.

        (j) On or before the Closing Date, the Company will use the proceeds received from the issuance of the Notes to repay: (i) $8.5 million aggregate principal amount of Senior Secured bank financing from Bankers Trust Company pursuant to that certain Senior Credit Agreement, dated as of April 5, 1996; (ii) the entire principal amount outstanding, plus any accrued and unpaid interest, under the Loan and Security Agreement between Brown Bridge Industries, Inc. and Transamerica Business Credit Corporation, dated as of September 16, 1994; (iii) the entire principal amount outstanding, plus any accrued and unpaid interest, under the Credit Agreement, dated as of September 29, 1995, among the Company, as pledgor, Central Products Company ("Central Products"), as borrower, various lenders, and Heller Financial, Inc., as Agent; (iv) the Subordinated Convertible Promissory Note, dated April 5, 1996, in the principal amount of $20,250,000 issued by the Company to Alco Standard Corporation ("Alco") and the Subordinated Promissory Note, dated
   September 29, 1995, in the principal amount of $5 million initially issued by Central Products to Alco, and which has been assumed by the Company and amended as of April 5, 1996 and (v) $1.7 million in outstanding principal and accrued interest due on its subordinated notes, due 1997, issued by the Company to Lynch Corporation and Boyle, Fleming George & Co. and related parties.

        (k) The Company shall have delivered to the Initial Purchaser a true, correct and complete copy of documents evidencing a revolving credit facility, which facility shall be in an aggregate principal amount of up to $40 million and with the Guarantors as borrowers, the Company as the guarantor and BT Commercial Corporation and Transamerica Business Credit Corporation as the lenders; the Company and the other parties thereto shall have executed and delivered documents evidencing such revolving credit facility; and such revolving credit facility shall be in full force and effect.

        On or before the Closing Date, the Initial Purchaser and counsel for the Initial Purchaser shall have received such further documents, opinions, certificates, letters and schedules or instruments relating to the business, corporate, legal and financial affairs of the Company and the Guarantors as they shall have heretofore reasonably requested from the Company and the Guarantors.

        All such documents, opinions, certificates, letters, schedules or instruments delivered pursuant to this Agreement will comply with the provisions hereof only if they are reasonably satisfactory in all material respects to the Initial Purchaser and counsel for the Initial Purchaser. The Company and the Guarantors shall furnish to the Initial Purchaser such conformed copies of such documents, opinions, certificates, letters, schedules and instruments in such quantities as the Initial Purchaser shall reasonably request.

        8.  OFFERING OF NOTES; RESTRICTIONS ON TRANSFER.  The Initial
Purchaser agrees with the Company and the Guarantors that (i) it has not and will not solicit offers for, or offer or sell, the Notes by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Act; and (ii) it has and will solicit offers for the Notes only from, and will offer the Notes only to (A) in the case of offers inside the United States, (x) persons whom the Initial Purchaser reasonably believes to be QIBs or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to the Initial Purchaser that each such account is a QIB, to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, and, in each case, in transactions under Rule 144A or (y) a limited number of other institutional investors reasonably believed by the Initial Purchaser to be Accredited Investors that, prior to their purchase of the Notes, deliver to the Initial Purchaser a letter containing the representations and agreements set forth in Annex A to the Final Memorandum and (B) in the case of offers outside the United States, to persons other than U.S. persons ("foreign purchasers," which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)); PROVIDED, HOWEVER, that, in the case of this clause (B), in purchasing such Notes such persons are deemed to have represented and agreed as provided under the caption "Transfer Restrictions" contained in the Final Memorandum.

        9. INDEMNIFICATION AND CONTRIBUTION. (a) The Company and the Guarantors, jointly and severally, agree to indemnify and hold harmless the Initial Purchaser and its respective affiliates, directors, officers, agents, representatives and employees of such Initial Purchaser or its affiliates, and each other person, if any, who controls the Initial Purchaser or its affiliates within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities to which any Initial Purchaser or such other person may become subject under the Act, the Exchange Act or otherwise, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

        (i) any untrue statement or alleged untrue statement of any material fact contained in any Memorandum or any amendment or supplement thereto or any application or other document, or any amendment or supplement thereto, executed by the Company or the Guarantors or based upon written information furnished by or on behalf of the Company or the Guarantors filed in any jurisdiction in order to qualify the Notes under the securities or "Blue Sky" laws thereof or filed with any securities association or securities exchange (each an "Application");

       (ii) the omission or alleged omission to state, in any Memorandum or any amendment or supplement thereto or any Application, a material fact required to be stated therein or necessary to make the statements therein not misleading; or

      (iii) any breach of any of the representations and warranties of the Company and the Guarantors set forth in this Agreement or the Registration Rights Agreement,

and will reimburse, as incurred, the Initial Purchaser and each such other person for any legal or other expenses incurred by the Initial Purchaser or such other person in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, the Company and the Guarantors will not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in any Memorandum or any amendment or supplement thereto or any Application in reliance upon and in conformity with written information concerning the Initial Purchaser furnished to the Company or the Guarantors by an Initial Purchaser specifically for use therein. This indemnity agreement will be in addition to any liabilities or obligations that the Company and the Guarantors may otherwise have to the indemnified parties, including without limitation the indemnification obligations of the Company pursuant to the BTSC Engagement. The Company and the Guarantors shall not be liable under this Section 9 for any settlement of any claim or action effected without its prior written consent, which shall not be unreasonably withheld.

        In addition to the indemnity agreements set forth in the paragraph above and set forth in the BTSC Engagement Letter, the Company and the Guarantor, jointly and severally, agree to indemnify and hold harmless the Initial Purchaser and its respective affiliates, directors, officers, agents, representatives and employees of such Initial Purchaser or its affiliates, and each other person, if any, who controls the Initial Purchaser or its affiliates within the meaning of Section 15 of the Act or

Section 20 of the Exchange Act, against any losses, claims, damages or liabilities to which the Initial Purchaser or such other person may become subject to in connection with the allegation by any person that the engagement and retention of the Initial Purchaser pursuant to the BTSC Engagement Letter or the purchase of the Notes by the Initial Purchaser as contemplated hereby or the taking of any actions by the Initial Purchaser in connection herewith or therewith: (i) violates any Contract of the Company or the Guarantors or (ii) requires the payment of any amount to a third party, and will reimburse, as incurred, the Initial Purchaser and each such other person for any legal or other expenses incurred by the Initial Purchaser or such other person in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action.

        (b) The Initial Purchaser agrees to indemnify and hold harmless the Company, the Guarantors, their directors, their officers and each person, if any, who controls the Company or the Guarantors within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which the Company or the Guarantors or any such director, officer or controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Memorandum or any amendment or supplement thereto or any Application, or
(ii) the omission or the alleged omission to state therein a material fact required to be stated in any Memorandum or any amendment or supplement thereto or any Application, or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning the Initial

Purchaser, furnished to the Company or the Guarantors by the Initial Purchaser specifically for use therein; and subject to the limitation set forth immediately preceding this clause, will reimburse, as incurred, any legal or other expenses incurred by the Company, the Guarantors or any such director, officer or controlling person in connection with investigating or defending against or appearing as a third party witness in connection with any such loss, claim, damage, liability or action in respect thereof. This indemnity agreement will be in addition to any liability that the Initial Purchaser may otherwise have to the indemnified parties. The Initial Purchaser shall not be liable under this Section 9 for any settlement of any claim or action effected without their consent, which shall not be unreasonably withheld. The Company and the Guarantors shall not, without the prior written consent of the Initial Purchaser, effect any settlement or compromise of any pending or threatened proceeding in respect of which the Initial Purchaser is or could have been a party, or indemnity could have been sought hereunder by any Initial Purchaser, unless such settlement (A) includes an unconditional written release of the Initial Purchaser, in form and substance reasonably satisfactory to the Initial Purchaser, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of the Initial Purchaser.

        (c)  Promptly after receipt by an indemnified party under this Section
9 of notice of the commencement of any action for which such indemnified party is entitled to indemnification under this Section 9, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, notify the indemnifying party of the commencement thereof in writing; but the omission to so notify the indemnifying party (i) will not relieve it from any liability under paragraph (a) or (b) above unless and to the extent such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraphs (a) and (b) above.
 In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; PROVIDED, HOWEVER, that if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, or
(iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after receipt by the indemnifying party of notice of the institution of such action, then, in each such case, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section 9 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, designated by the Initial
Purchaser in the case of paragraph (a) of this Section 9 or either the Company or any of the Guarantors in the case of paragraph (b) of this Section
9, representing the indemnified parties under such paragraph (a) or paragraph
(b), as the case may be, who are parties to such action or actions) or (ii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party. After such notice from the indemnifying party to such indemnified party, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld), unless such indemnified party waived in writing its rights under this Section 9, in which case the indemnified party may effect such a settlement without such consent.

        (d) In circumstances in which the indemnity agreement provided for in the preceding paragraphs of this Section 9 is unavailable to, or insufficient to hold harmless, an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), each indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party on the other from the offering of the

Notes or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof). The relative benefits received by the Company and the Guarantors on the one hand and the Initial Purchaser on the other shall be deemed to be in the same proportion as the total proceeds from the offering (before deducting expenses) received by the Company and the Guarantors bear to the total discounts and commissions received by the Initial Purchaser. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Guarantors on the one hand, or the Initial Purchaser on the other, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omission, and any other equitable considerations appropriate in the circumstances. The Company, the Guarantors and the Initial Purchaser agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of this paragraph (d). Notwithstanding any other provision of this paragraph (d), the Initial Purchaser shall be obligated to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation received by the Initial Purchaser under this Agreement, less the aggregate amount of any damages that the Initial Purchaser has otherwise been required to pay by reason of the untrue or alleged untrue statements or the omissions or alleged omissions to state a material fact, and no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this paragraph (d), each person, if any, who controls the Initial Purchaser within the meaning of
Section 15 of the Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Initial Purchaser, and each director of the Company and the Guarantors, each officer of the Company and the Guarantors and each person, if any, who controls the Company or the Guarantors within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Company and the Guarantors.

        10. SURVIVAL CLAUSE. The respective representations, warranties, agreements, covenants, indemnities and other statements of the Company and the Guarantors, their respective officers and the Initial Purchaser set forth in this Agreement or made by or on behalf of them pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Company and the Guarantors, any of their respective officers or directors, the Initial Purchaser or any other person referred to in Section 9 hereof and (ii) delivery of and payment for the Notes. The respective agreements, covenants, indemnities and other statements set forth in Sections 6, 9 and 15 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.

        11. TERMINATION. (a) This Agreement may be terminated in the sole discretion of the Initial Purchaser by notice to the Company given prior to the Closing Date in the event that the Company or any of the Guarantors shall have failed, refused or been unable to perform all obligations and satisfy all conditions on their respective part to be performed or satisfied hereunder at or prior thereto or, if at or prior to the Closing Date:

        (i) any of the Company or the Guarantors shall have sustained any loss or interference with respect to its businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute, slow down or work stoppage or any legal or governmental proceeding, which loss or interference, in the sole judgment of the Initial Purchaser, has had or has a Material Adverse Effect, or there shall have been, in the sole judgment of the Initial Purchaser, any event or development that, individually or in the aggregate, has or could be reasonably likely to have a Material Adverse Effect (including without limitation a change in control of the Company or the Guarantors), except in each case as described in the Final Memorandum (exclusive of any amendment or supplement thereto);

       (ii) trading in securities of the Company or in securities generally on the New York Stock Exchange, American Stock Exchange or the Nasdaq National Market shall have been suspended or minimum or maximum prices shall have been established on any such exchange or market;

      (iii) a banking moratorium shall have been declared by New York or United States authorities;

       (iv) there shall have been (A) an outbreak or escalation of hostilities between the United States and any foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (C) any material change in the financial markets of the United States which, in the case of (A), (B) or (C) above and in the sole judgment of the Initial Purchaser, makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Notes as contemplated by the Final Memorandum; or

        (v) any securities of the Company shall have been downgraded or placed on any "watch list" for possible downgrading by any nationally recognized statistical rating organization.

        (b) Termination of this Agreement pursuant to this Section 11 shall be without liability of any party to any other party except as provided in
Section 10 hereof.

        12. INFORMATION SUPPLIED BY THE INITIAL PURCHASER. The statements set forth in paragraph 6 under the heading "Private Placement" in the Final Memorandum (to the extent such statements relate to the Initial Purchaser) constitute the only information furnished by the Initial Purchaser to the Company for the purposes of Sections 2(a) and 9 hereof.

        13. NOTICES. All communications hereunder shall be in writing and, if sent to the Initial Purchaser, shall be mailed or delivered to (i) BT Securities Corporation, 130 Liberty Street, New York, New York 10006,
Attention: Corporate Finance Department; with a copy to White & Case, 1155 Avenue of the Americas, New York, NY 10036, Attention: Eric Berg, Esq.; if sent to the Company or the Guarantors, shall be mailed or delivered to the Company at 600 N. Pearl Street, Dallas, Texas 75201, Attention: Chief Financial Officer; with a copy to Crouch & Hallett, 717 N. Harwood Street, Suite 1400, Dallas, TX 75201, Attention: Timothy Vaughan, Esq.

        All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; and one business day after being timely delivered to a next-day air courier.

        14. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the Initial Purchaser, the Company and the Guarantors and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that (i) the indemnities of the Company and the Guarantors contained in Section 9 of this Agreement shall also be for the benefit of any person or persons who control the Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act and (ii) the indemnities of the Initial Purchaser contained in
Section 8 of this Agreement shall also be for the benefit of the directors of the Company and the Guarantors and officers and any person or persons who control the Company or the Guarantors within the meaning of Section 15 of the Act or Section 20 of the Exchange Act. No purchaser of Notes from the Initial Purchaser will be deemed a successor because of such purchase.

        15.  APPLICABLE LAW.  THE VALIDITY AND INTERPRETATION OF THIS
AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY THEREIN, WITHOUT GIVING EFFECT TO ANY PROVISIONS THEREOF RELATING TO CONFLICTS OF LAW.

        16. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company, the Guarantors and the Initial Purchaser.

                           Very truly yours,

                           SPINNAKER INDUSTRIES, INC.


                           By: /s/ NED N. FLEMING, III
                               ------------------------------------
                               Name:  Ned N. Fleming, III
                               Title: President



                           GUARANTORS:


                           BROWN-BRIDGE INDUSTRIES, INC.


                           By: /s/ NED N. FLEMING, III
                               ------------------------------------
                               Name:  Ned N. Fleming, III
                               Title: Vice President


                           CENTRAL PRODUCTS COMPANY


                           By: /s/ NED N. FLEMING, III
                               ------------------------------------
                               Name:  Ned N. Fleming, III
                               Title: Chief Operating Officer

                            ENTOLETER, INC.


                            By: /s/ ROBERT WENTZEL
                                ------------------------------------
                                Name:  Robert Wentzel
                                Title: President

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above
written.

BT SECURITIES CORPORATION


By: /s/ JAMES A. CLAYTON
    ------------------------------
    Name:  James A. Clayton
    Title: Managing Director

                                                                  SCHEDULE 1



                                                      Principal
                                                      Amount of
Initial Purchaser                                       Notes
-----------------                                   ------------
BT Securities Corporation                           $115,000,000

                                                             SCHEDULE 2



                             GUARANTORS

                                                 Jurisdiction of
Name                                              Incorporation
----                                             ---------------

Central Products Company                            Delaware

Brown-Bridge Industries, Inc.                       Delaware

Entoleter, Inc.                                     Delaware